As filed with the Securities and Exchange Commission on June 11, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Corgi International Limited
(Exact name of registrant as specified in its charter)

Hong Kong, S.A.R., China	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
17/F, Oterprise Square
26 Nathan Road, Tsimshatsui, Kowloon,
Hong Kong, S.A.R., China
(Address of principal executive offices) (Zip Code)

Master Replicas Inc. 2004 Stock Option/Restricted Stock Plan
as assumed by Corgi International Limited
(Full title of the Plan)

Jennifer Klatt
Chief Financial Officer (U.S. Contact)
Master Replicas, Inc.
201 North Civic Drive, #239
Walnut Creek, California 94596
(Name and address of agent for service)
(925) 979-1500
(Telephone number, including area code, of agent for service)
Copy to:
Lawrence T. Kane, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street, San Francisco, California 94105
(415) 773-5700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount	Maximum	Maximum
to be	to be	Offering Price	Aggregate	Amount of
Registered	Registered (2)	Per Share	Offering Price	Registration Fee
Ordinary Shares, par value HK $3.00 per share (Master Replicas Inc. 2004 Stock Option/Restricted Stock Plan)(1)	918,053 (3)	$1.7523 (4)	$1,608,704.20 (4)	$49.39

(1)	The ordinary shares being registered hereby are represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. The ADSs evidenced by American Depositary Receipts issuable upon deposit of any of the shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed with the Commission on January 20, 1998 (File No. 333-08226).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional securities that may be issued under the Master Replicas Inc. 2004 Stock Option/Restricted Stock Plan as a result of stock splits, stock dividends or similar transactions.

(3)	Represents Registrant’s ordinary shares as represented by ADSs subject to issuance upon the exercise of stock options outstanding under the Master Replicas Inc. 2004 Stock Option/Restricted Stock Plan and which were assumed by the Registrant on December 26, 2006 pursuant to an Agreement and Plan of Merger by and among the Registrant, Master Replicas Inc. and LightSaber Acquisition Corp.

(4)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, and is based on the weighted average per ADS exercise price of $1.75 as to 918,053 outstanding but unexercised options to purchase the Registrant’s ADSs under the Master Replicas Inc. 2004 Stock Option/Restricted Stock Plan.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably possible after such effective date.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 918,053 of the Registrant’s Ordinary Shares, represented by American Depositary Shares (“ADSs”), that may be issued under the Master Replicas Inc. 2004 Stock Option/Restricted Stock Plan, as authorized by the Registrant’s shareholders pursuant to the third ordinary resolution of the Registrant’s extraordinary general meeting of shareholders on December 20, 2006.

PART I
Information Required in the Section 10(a) Prospectus
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
*The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following documents filed and/or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
a.	The Registrant’s Annual Report on Form 20-F filed on September 1, 2006 for the fiscal year ended March 31, 2006 (File No. 000-22161);

b.	The reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates: September 1, 2006; September 14, 2006; September 15, 2006; October 5, 2006; October 26, 2006; November 20, 2006; December 22, 2006; December 29, 2006; January 18, 2007; February 28, 2007; April 6, 2007; April 19, 2007; April 24, 2007; and May 16, 2007 (File No. 000-22161); and

c.	The description of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s registration statement on Form 8-A/A filed with the Commission on April 18, 2007, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed and/or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.
     Notwithstanding the foregoing, the Company’s financial statements and related independent auditors’ report included in the Form 20-F filed on September 1, 2006 are not incorporated herein by reference, as they have been revised to reflect the classification of a component of the Company as a discontinued operation under Statement of Financial Accounting Standards No. 144. The Company’s revised financial statements are included in the Form 6-K filed on April 19, 2007 and incorporated herein by reference.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Company’s amended and restated articles of association provide that, subject to the Hong Kong Companies Ordinance (the “Ordinance”), every director or other officer or auditor of the Company may be indemnified out of the assets of the Company against any liability incurred by them in the performance of their duties. However, directors and officers of the Company are not indemnified against any liability to the Company or a related company arising out of negligence, default, breach of duty or breach of trust with respect to the Company or a related company, unless such liability is incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application in which relief is granted to him by the court pursuant to the Ordinance from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.
     Pursuant to the Registrant’s form of Indemnification Agreement with officers and directors, the Registrant will agree to indemnify its directors and officers, to the extent permitted by Hong Kong law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. In addition, the Registrant has a Director’s and Officer’s Insurance Policy and the Registrant’s officers and directors are covered by this insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for “wrongful acts” committed before or during the policy period.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
See Exhibit Index (below).
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions and Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on June 11, 2007.

Corgi International Limited
By:	/s/ MICHAEL COOKSON
Michael Cookson
Chief Executive Officer

POWER OF ATTORNEY
KNOW BY ALL PERSONS BY THESE PRESENTS:
          That the undersigned officers and directors of Corgi International Limited, a Hong Kong corporation, do hereby constitute and appoint Michael Cookson and Jennifer Klatt, or any of them, the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ CARRICK JOHN CLOUGH Carrick John Clough	Chairman, Director	June 11, 2007

/s/ MICHAEL COOKSON Michael Cookson	Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2007

/s/ JENNIFER KLATT Jennifer Klatt	Chief Financial Officer and Authorized Representative in the United States; Controller/Principal Accounting Officer	June 11, 2007

/s/ LEO KOULOS Leo Koulos	Director	June 11, 2007

/s/ CHARLES MCGETTIGAN Charles McGettigan	Director	June 11, 2007

/s/ TIMOTHY STEEL Timothy Steel	Director	June 11, 2007

/s/ DANIEL WIDDICOMBE Daniel Widdicombe	Director	June 11, 2007

/s/ DARREN EPSTEIN Darren Epstein	Director	June 11, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Title
4.1	Form of Deposit Agreement by and among Corgi International Limited, The Bank of New York and Owners and Holders of American Depositary Receipts, dated March 5, 1997, incorporated by reference to the Company’s Registration Statement on Form F-6 (File No. 333-08226), filed with Commission on January 20, 1998.

4.2	Amendment and Waiver Agreement, dated November 15, 2006, among the Company, Master Replicas Inc. and LightSaber Acquisition Corp, incorporated by reference in the Company’s Form 6-K filed with the Commission on November 20, 2006.

4.3	Amendment and Waiver Agreement, between the Company and the investors party to the Note and Warrant Purchase Agreement, dated April 28, 2006, incorporated by reference in the Company’s Form 6-K filed with the Commission on November 20, 2006.

4.4	Second Amendment and Waiver Agreement, dated August 2006, between the Company and the investors party to the Note and Warrant Purchase Agreement, incorporated by reference in the Company’s Form 6-K filed with the Commission on November 20, 2006.

4.5	Third Amendment and Waiver Agreement, dated November 16, 2006, between the Company and the investors party to the Note and Warrant Purchase Agreement, incorporated by reference in the Company’s Form 6-K filed with the Commission on November 20, 2006.

4.6	Form of Registration Rights Agreement dated as of December 20, 2006, by and among Corgi International Limited and the other parties signatories thereto, incorporated by reference in the Company’s Form 6-K filed with the Commission on November 20, 2006.

5.1*	Opinion of Coudert Brothers in association with Orrick, Herrington & Sutcliffe LLP.

23.1*	Consent of Coudert Brothers in association with Orrick, Herrington & Sutcliffe LLP, contained in Exhibit 5.1.

23.2*	Consent of KPMG, independent registered public accounting firm.

23.3*	Consent of Eisner LLP.

23.4*	Consent of Brach, Neal, Daney & Spence LLP.

23.5*	Consent of Leslie Woolfson & Co.

23.6*	Consent of Burr, Pilger and Mayer LLP.

24*	Powers of Attorney included on signature page of this Registration Statement.

*	Filed herewith.